As filed with the Securities and Exchange Commission on December 21, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Powell Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	88-0106100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8550 MOSLEY RD
HOUSTON, TX 77075-1180
(Address of Principal Executive Offices) (Zip Code)
POWELL INDUSTRIES, INC. 1992 STOCK OPTION PLAN
POWELL INDUSTRIES, INC. 2006 EQUITY INCENTIVE PLAN
POWELL INDUSTRIES, INC. NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
(Full title of the plan)
Patrick L. McDonald
President and Chief Executive Officer
Powell Industries, Inc.
8550 Mosley Rd.
Houston, TX 77075-1180
(713) 944-6900
(Name, address and telephone number, including area code, of agent for service)
With Copies to:
Ross D. Margraves, Jr., Esq.
Winstead PC
100 JPMorgan Chase Tower
Houston, Texas 77002
(713) 651-2773
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1)	per share (2)	price (2)	registration fee
1992 Stock Option Plan Common Stock, $0.01 par value per share (3)	90,067	$32.125	$2,893,402	$207
2006 Equity Incentive Plan Common Stock, $0.01 par value per share (4)	647,412	$32.125	$20,798,110	$1,483
Non-Employee Director Restricted Stock Plan Common Stock, $0.01 par value per share (5)	66,379	$32.125	$2,132,425	$153

(1)	Pursuant to Rule 416, this registration statement also covers an indeterminable number of additional shares of the registrant’s common stock which may become issuable under the Powell Industries, Inc. 2006 Equity Incentive Plan and the Powell Industries, Inc. Non-Employee Director Restricted Stock Plan by reason of any stock split, stock dividend, reverse stock split, combination of shares or any other similar increase or decrease in the number of the registrant’s common shares issued and outstanding.

(2)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating amount of registration fee and based upon the average of the high and low prices of the Common Stock of Powell Industries, Inc., as reported on the Nasdaq Global Market on December 16, 2010.

(3)	All of the shares being registered with respect to this plan relate to shares issuable upon unexercised options granted under such plan.

(4)	The shares being registered with respect to this plan include (1) 112,879 shares related to previously granted restricted stock awards and RSU awards that have not yet vested and (2) 534,533 shares remaining available for issuance under this plan.

(5)	All of the shares being registered with respect to this plan relate to shares available for issuance under such plan.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (this “Registration Statement”) registers shares of our common stock underlying stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards that have been or may be issued to our employees and directors under the Powell Industries, Inc. 2006 Equity Incentive Plan. In addition, this Registration Statement registers additional securities relating to the Powell Industries, Inc. 1992 Stock Option Plan. The stockholders of the Registrant previously approved an amendment to the Plan increasing the number of shares of common stock to be issued under the Plan by 600,000 shares, from 2,100,000 shares to 2,700,000 shares. The Registrant granted options to purchase 90,067 shares of common stock above the original number of 2,100,000 in June 2005 and has since made no additional grants under such plan. All of such options remain unexercised. Finally, this Registration Statement registers common stock available for issuance under the Powell Industries, Inc. Non-Employee Director Restricted Stock Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the “Commission”) as permitted by the Note to Part I of Form S-8. This information will be sent or given to participants as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We hereby incorporate by reference in this Registration Statement the following documents previously filed by us with the Commission except to the extent that any information contained in such filings is deemed “furnished” in accordance with Commission rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:
          (1) our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, filed with the Commission on December 8, 2010; and
          (2) the description of our common stock contained in our registration statement on Form 8-A/A filed with the Commission on November 1, 2004, including any amendment or report filed for the purpose of updating such description.
     All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., an action by or in the right of the corporation, indemnification may be made only for expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. To the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to above, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145 of the Delaware General Corporation Law also permits a corporation to advance expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses may also be advanced to former directors and officers or other employees and agents as the corporation deems appropriate. Section 145 of the Delaware General Corporation Law further provides that the indemnification and advancement of expenses provided by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director:
•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 (relating to liability for unlawful acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that we shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify our directors and officers and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.
     Our bylaws provide that:
•	we are required to indemnify our directors, officers, employees and agents, subject to limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to limited exceptions; and

•	we may advance expenses, as incurred, to other employees and agents in connection with a legal proceeding.
     The indemnification provisions in our certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.
     The foregoing summaries are necessarily subject to the complete text of the statute, our certificate of incorporation and our bylaws referred to above and are qualified in their entirety by reference thereto.
     We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.
     We have also entered into indemnification agreements with our directors and officers. These agreements provide rights that are consistent with but more detailed than those provided under Delaware law and our bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party derivative suits against us or our directors or officers, but if a director or officer is entitled to indemnity or contribution under the indemnification agreement, the financial burden of the third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of us but would be offset by our obligations to the director or officer under the indemnification agreement.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     We hereby undertake:
(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on December 21, 2010.

POWELL INDUSTRIES, INC.
By:	/s/ Patrick L. McDonald
Patrick L. McDonald
President and Chief Executive Officer

     KNOW ALL THESE MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Patrick L. McDonald and Don R. Madison, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this registration statement, whether on Form S-8 or otherwise, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Patrick L. McDonald	President, Chief Executive Officer, and Director	December 21, 2010
(Patrick L. McDonald)	(Principal Executive Officer)

/s/ Don R. Madison (Don R. Madison)	Executive Vice President and Chief Financial and Administrative Officer (Principal Financial and Accounting Officer)	December 21, 2010

/s/ Thomas W. Powell (Thomas W. Powell)	Chairman of the Board	December 21, 2010

/s/ Joseph L. Becherer (Joseph L. Becherer)	Director	December 21, 2010

/s/ Eugene L. Butler (Eugene L. Butler)	Director	December 21, 2010

SIGNATURE	TITLE	DATE

/s/ James F. Clark (James F. Clark)	Director	December 21, 2010

/s/ Christopher E. Cragg (Christopher E. Cragg)	Director	December 21, 2010

/s/ Bonnie V. Hancock (Bonnie V. Hancock)	Director	December 21, 2010

/s/ Stephen W. Seale, Jr. (Stephen W. Seale, Jr.)	Director	December 21, 2010

/s/ Robert C. Tranchon (Robert C. Tranchon)	Director	December 21, 2010

/s/ Ronald J. Wolny (Ronald J. Wolny)	Director	December 21, 2010

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit
4.1	—	Certificate of Incorporation of Powell Industries, Inc. (filed as Exhibit 3.1 to the Registrant’s Form 8-A/A filed November 1, 2004 and incorporated herein by reference).

4.2	—	By-laws of Powell Industries, Inc. (filed as Exhibit 3.2 to the Registrant’s Form 8-A/A filed November 1, 2004 and incorporated herein by reference).

*5	—	Opinion of Winstead PC.

*10.1	—	Powell Industries, Inc. 1992 Stock Option Plan, as amended.

*10.2	—	Powell Industries, Inc. 2006 Equity Incentive Plan.

*10.3	—	Powell Industries, Inc. Non-Employee Director Restricted Stock Plan.

*23.1	—	Consent of Winstead PC (contained in Exhibit 5).

*23.2	—	Consent of PricewaterhouseCoopers LLP.

*24	—	Powers of Attorney (set forth on the signature page).

*	Filed herewith.